Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

INTERACTIVE STRENGTH INC.

Interactive Strength Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Interactive Strength Inc.

SECOND: The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 8, 2017, amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of the State of the State of Delaware on December 30, 2022 and most recently amended and restated pursuant to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 27, 2023 (as so amended, the “Existing Certificate”).

THIRD: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates, integrates, and further amends the provisions of the Existing Certificate.

FOURTH: The Existing Certificate shall be amended and restated to read in full as follows:

ARTICLE I

The name of the corporation is Interactive Strength Inc. (the “Corporation”).

ARTICLE II

The registered agent and the address of the registered offices in the State of Delaware are:

Resident Agents, Inc.

8 The Green, Suite R

Dover, Kent County, Delaware 19901

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

A. Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is One Billion and One Hundred Million (1,100,000,000), of which Nine Hundred Million (900,000,000) shares shall be Common Stock, $0.0001 par value per share (the “Common Stock”), and of which Two Hundred Million (200,000,000) shares shall be Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then-outstanding shares of Common Stock, voting together as a single class, without the vote of the holders of Preferred Stock, unless a separate, additional vote of the holders of Preferred Stock, or of any series thereof, is expressly required pursuant to the Preferred Stock Designation (as defined below) established by the board of directors of the Corporation (the “Board”).

B. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, as determined by the Board. The Board is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of Preferred Stock and, in the resolution or resolutions providing for such issue (each, a “Preferred Stock Designation”), to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences, and relative participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof. The Board is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the Preferred Stock Designation otherwise provides, in case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Unless the Board provides to the contrary in the Preferred Stock Designation and to the fullest extent permitted by law, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

C. Common Stock.

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative participating, optional, or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Except as otherwise required by law or certificate of incorporation of the Corporation, as amended from time to time (this “Certificate” or “Certificate of Incorporation”), each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation. No holder of shares of Common Stock shall have the right to cumulative votes.

3. Dividends. Subject to the preferential rights of the Preferred Stock and except as otherwise required by law or this Certificate, the holders of shares of Common Stock shall be entitled to receive dividends, when, as and if declared by the Board, out of the assets of the Corporation which are by law available therefor.

ARTICLE V

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation, and regulation of the powers of the Corporation and of its directors and stockholders:

A. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. Election of Directors. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C. Action by Stockholders. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D. Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer, or the President of the Corporation or by a resolution duly adopted by the affirmative vote of a majority of the Board of Directors.

E. Annual Meeting of Stockholders. An annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such date and time as the Board (or its designees) shall fix.

ARTICLE VI

A. Number and Terms of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by the affirmative vote of a majority of the Board of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, with the term of office of the first class to expire at the Corporation’s first annual meeting of stockholders following the effectiveness of the filing of this Article VI (the “Effective Time”), the term of office of the second class to expire at the Corporation’s second annual meeting of stockholders following the Effective Time, and the term of office of the third class to expire at the Corporation’s third annual meeting of stockholders following the Effective Time, with each director to hold office until his or her successor shall have been duly elected and qualified. The Board is authorized to assign members of the Board already in office at the Effective Time to such classes as it determines. At each annual meeting of stockholders, (i) directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified; and (ii) if authorized by a resolution of the Board, directors may be elected to fill any vacancy on the Board, regardless of how such vacancy shall have been created.

B. Quorum. A majority of the Board of Directors, but in no case less than 1/3 of the Whole Board, shall constitute a quorum for all purposes at any meeting of the Board, and, except as otherwise expressly required by law or by this Certificate of Incorporation, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

C. Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, disqualification, removal from office, or other cause shall, unless otherwise required by law or determined by the Board, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires, with each director to hold office until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

D. Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

E. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.

ARTICLE VII

The Board is expressly authorized to adopt, amend, or repeal bylaws of the Corporation. Any adoption, amendment, or repeal of the Bylaws by the Board shall require the affirmative vote of at least a majority of the Board of Directors. The stockholders shall also have power to adopt, amend, or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend, or repeal any provision of the Bylaws.

ARTICLE VIII

A. Limitation on Liability. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended (including, but not limited to Section 102(b)(7) of the DGCL), a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the DGCL hereafter is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer, as applicable, of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such repeal or modification.

B. Indemnification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees, and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise.

C. Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

ARTICLE IX

A. Exclusive Forum; Delaware Chancery Court. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state or federal court located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought in the name or right of the Corporation or on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of any fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding arising or asserting a claim arising pursuant to any provision of the DGCL, this Certificate, any

Preferred Stock Designation or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate or Bylaws, or (v) any action or proceeding asserting a claim governed by the internal affairs doctrine. If any action, the subject matter of which is within the scope of this Section, is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, that stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section (an “Enforcement Action”), and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder, in each case, to the fullest extent permitted by law. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section.

B. Exclusive Forum; Federal District Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section.

C. Failure to enforce the provisions contained in this Article IX would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

ARTICLE X

Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend in any respect or repeal this Article X or any of Articles V, VI, VII, VIII, or IX.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Executive Officer this 2nd day of May, 2023.

INTERACTIVE STRENGTH INC.

By:	/s/ Trent Ward
Trent Ward, Chief Executive Officer